Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
CIB Marine Bancshares, Inc.:
We consent to incorporation by reference in the registration statements (No. 338-85173, No. 333-72949 and No. 333-87268) on Form S-8 of CIB Marine Bancshares, Inc. of our report dated July 13, 2007 relating to the consolidated balance sheets of CIB Marine Bancshares, Inc. and Subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2005, which report appears in the December 31, 2005, annual report on Form 10-K of CIB Marine Bancshares, Inc.
/s/ KPMG LLP
Milwaukee, Wisconsin
July 13, 2007